Exhibit 99.1

IKON ANNOUNCES FIRST QUARTER RESULTS
EPS of $0.17, Excluding $0.04 Restructuring Charge; EPS of $0.13 As Reported
Company Takes Actions to Improve Equipment Revenue and Reduce Cost and Expense Structure

MALVERN, Pa. – January 24, 2008 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today reported results for the first quarter of fiscal 2008, which ended December 31, 2007. Earnings per diluted share were $0.17, excluding a $7 million pre-tax restructuring charge, or $0.04 per diluted share. Excluding the charge, earnings per diluted share were within the Company’s revised outlook of $0.15 to $0.17 provided on January 10, 2008. As reported, net income was $15 million, or $0.13 per diluted share for the first quarter of fiscal 2008. For the first quarter of fiscal 2007, the Company’s net income was $27 million, or $0.21 per diluted share.

Total revenue for the first quarter of fiscal 2008 was $998 million, representing a 1 percent decline year over year, including 2 points of currency benefit. Selling and administrative expenses increased $7 million year over year to $295 million, primarily due to currency and, to a lesser extent, the Company’s investment in selling resources in the latter part of fiscal 2007. Selling and administrative expenses were 29.6 percent of revenue in the first quarter of fiscal 2008 versus 28.6 percent in the first quarter last fiscal year. In addition, the Company continued to advance its migration to One Platform in the U.S. by successfully completing its fifth migration. As a result, the Company is on track to complete the last remaining migration in the third quarter of fiscal 2008.

Operating income for the first quarter of fiscal 2008 was $38 million, or 3.8 percent of revenue, including the $7 million restructuring charge. In the first quarter of fiscal 2007, operating income was $49 million, or 4.9 percent of revenue. The Company’s effective tax rate for the quarter was 44 percent, which was negatively impacted by a change in the corporate tax rate in Canada that resulted in a $2.4 million one-time, non-cash revaluation of the Company’s Canadian deferred tax asset.

“Our first quarter financial performance was disappointing,” said IKON Chairman and Chief Executive Officer Matthew J. Espe. “Two key factors drove our results. The primary driver was lower-than-expected Equipment revenue in North America, but our earnings were also impacted by a higher-than-anticipated tax rate.

“We believe our first quarter performance included IKON-specific issues that have been and will be corrected. As a result, we have taken several steps to improve Equipment revenue. In addition, we are taking immediate actions that are expected to reduce our cost and expense structure by $25 million this fiscal year.”

First Quarter Fiscal 2008 Financial Details
Equipment revenue of $393 million, which includes the sale of copier/printer multifunction products, declined 6 percent from the first quarter of fiscal 2007. This performance reflects fewer large transactions as a result of customers delaying their buying decisions, as well as lower-than-expected sales productivity and a quarter-end IT systems outage. The equipment results were driven primarily by lower revenues in the black and white office and production segments of 14 and 16 percent, respectively, and, to a lesser extent, the color office segment, partially offset by a 39 percent increase in the color production segment and currency. Gross margin on Equipment increased to 25.9 percent from 25.0 percent, reflecting a 150 basis point benefit from a significant vendor rebate on a large equipment purchase in the quarter, partially offset by pricing pressures.

Customer Service and Supplies revenue of $350 million, which includes revenue from the servicing of copier/printer equipment and direct sales of supplies, grew 1 percent year over year, reflecting strong performance in Europe and a currency benefit of 2 points. Sequentially, Customer Service and Supplies revenues reflect continued stabilization in North America. For the year, the Company now expects Customer Service and Supplies revenue to be essentially flat year over year. In North America, Customer Service revenue continued to be driven by lower total page volume. Within total page volume, declining pages from analog and black and white devices were partially offset by strong page growth from color devices. Gross margin on Customer Service and Supplies was 43.4 percent in the first quarter of fiscal 2008 compared with 43.9 percent in the first quarter of fiscal 2007, reflecting slightly higher costs.

Managed and Professional Services revenue of $206 million increased 7 percent year over year. On-site Managed Services revenue, which represents approximately two-thirds of total Managed and Professional Services, increased 10 percent; Professional Services grew 9 percent; and Off-site Managed Services declined 3 percent. Gross margin on Managed and Professional Services increased to 27.6 percent from 26.0 percent a year ago primarily due to improved contract profitability in On-site Managed Services and improved Professional Services margin.

Rental and Fees revenue of $31 million declined 13 percent year over year, reflecting lower fees received from GE due to the change in the GE lease program agreement last year and the impact of lower Equipment revenue. Gross margin improved to 75.1 percent from 72.0 percent in the prior year. Other revenue of $18 million grew 2 percent and gross margin was 33.1 percent.

Cost and Expense Reduction Plan
In the first quarter, the Company incurred a $7 million pre-tax restructuring charge, or $0.04 per diluted share, as a result of actions the Company is taking to reduce cost and expense, which when combined with other actions will reduce headcount by approximately 350. The majority of the reductions will affect non-sales related functions. In addition, the Company is reducing executive bonuses to reflect management’s disappointment with the first quarter results and accelerating its ongoing efforts to reduce spending. The Company expects these actions to yield approximately $25 million in savings in fiscal 2008 and to improve the operating income run rate, particularly in the second half of the fiscal year.

Tender Offer Results and Share Repurchase Plan
In November 2007, the Company announced its intention to repurchase $500 million of its common stock. As part of that plan, the Company completed a $295 million modified Dutch auction self-tender offer in December, purchasing 22.69 million shares. The repurchased shares represented 19.6 percent of shares outstanding as of November 27, 2007. The tender offer was financed with cash and $150 million of new notes.

In addition, the Company repurchased $20 million of its common stock in the open market, bringing total repurchases to $315 million in the first quarter.

The Company plans to complete the balance of the $500 million share repurchase plan announced in November 2007. The plan, rate and timing of any share repurchases remain subject to financing and market conditions, as well as applicable regulations. The Company currently has little remaining share repurchase capacity under the terms of its 2015 and 2012 Notes, and $315 million remaining under its Board authorization. Execution of the balance of the share repurchase plan is expected to result in a one-time cash and pre-tax charge of $60 to $70 million to refinance the 2015 and 2012 Notes and complete other related transactions.

Balance Sheet and Liquidity
During the first quarter, the Company’s cash balance declined to $142 million, corporate debt increased to $746 million and shareholders’ equity declined to $1.4 billion, primarily due to the $315 million of share repurchases in the quarter. The Company’s inventory was $357 million at December 31, 2007, up from $288 million at September 30, 2007, substantially due to a large equipment purchase to take advantage of certain vendor rebates in the quarter. The Company anticipates it will sell the vast majority of this incremental inventory in the second quarter.

In the first quarter, the Company used $16 million of cash from operations, compared to an $8 million usage in the first quarter of fiscal 2007. The Company typically uses cash in its first fiscal quarter due to annual bonus payments. Capital expenditures on operating rentals and property and equipment, net of proceeds, totaled $10 million in the first quarter of fiscal 2008, compared with $9 million in the prior-year quarter. As a result, free cash flow was a usage of $26 million in the quarter, versus a usage of $18 million in the prior-year quarter.

For the first quarter of fiscal 2008, fully diluted weighted average shares were 115 million. At December 31, 2007, actual shares outstanding were 93 million, a reduction of 26 percent year over year, driven by the Company’s share repurchase program.

In the first quarter, the Company paid $5 million in dividends to shareholders. In January, IKON’s Board of Directors approved the Company’s regular quarterly cash dividend of $0.04 per common share, payable on March 10, 2008 to holders of record at the close of business on February 19, 2008.

Outlook
For fiscal 2008, the Company expects revenue to be flat year over year. This expectation reflects an improving year-over-year Equipment trend, essentially flat Customer Service & Supplies, and continued growth in Managed & Professional Services. The Company expects its expense-to-revenue ratio and operating income margin to be approximately 28 and 5 percent, respectively, and its tax rate to be less than 33 percent. The Company expects fully diluted weighted average shares will average 96 million over the remaining three quarters of fiscal 2008. For the full fiscal year 2008, the Company anticipates fully diluted weighted average shares will be about 101 million.

For fiscal 2008, the Company expects earnings per diluted share to range from $0.92 to $0.98, excluding the restructuring charge taken in the first quarter. As reported, the Company expects diluted earnings per share to range from $0.88 to $0.94. In addition, free cash flow is expected to range from $80 to $110 million.

For the second quarter of fiscal 2008, the Company expects earnings per diluted share to range from $0.16 to $0.19 and its tax rate to range from 34 to 36 percent. The significantly higher earnings projection in the second half of fiscal 2008 is primarily due to the benefits of the Company’s cost and expense reductions, and a substantially lower tax rate in the second half of the fiscal year.

“We have already taken several actions to improve revenue growth, lower selling and administrative expenses and improve our operating income margin,” said Espe. “While we are disappointed with our first quarter North American Equipment revenue performance, I am pleased that the rest of our business is healthy and performing as expected.”

The aforementioned outlook is based on the Company’s capital structure as of December 31, 2007, and excludes the impact of any additional actions it may take to improve results.

About IKON
IKON Office Solutions, Inc. (www.ikon.com) is the world’s largest independent channel for document management systems and services, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers, such as Canon, Ricoh, Konica Minolta, and HP, and document management software and systems from companies like Captaris, Kofax, EFI, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization – IKON Enterprise Services. With fiscal year 2007 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the first quarter fiscal 2008 results will be discussed on a conference call hosted by IKON at 9:00 a.m. ET on Thursday, January 24, 2008. The live audio broadcast of the call, with slides, can be accessed on IKON’s Investor
Relations homepage or by calling (201) 689-8261. A complete replay of the conference call will also be available on IKON’s Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to www.ikon.com and click on Investor
Relations and then Calendar & Presentations. Beginning at 12:00 p.m. ET on
January 24, 2008 and ending at midnight ET on January 28, 2008, a complete replay of the conference call can also be accessed via telephone by calling
(877) 660-6853 or (201) 612-7415 and entering account number 270 and conference number 268152.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our expected second quarter and full fiscal year 2008 results from operations, tax rate, free cash flow, capital structure, actions we may take to improve our business, growth strategies, and our ability to execute on our strategic priorities, including growth objectives, operational leverage and capital strategy initiatives, and our share repurchase plan. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition, results may differ materially from those expressed in any forward-looking statements.

The Company has reported its financial results in accordance with generally accepted accounting principles (GAAP). In addition, this news release contains certain non-GAAP financial measures, free cash flow and adjusted EPS.

Free cash flow is defined as cash from operations less expenditures for property and equipment, less expenditures for equipment on operating leases, plus proceeds from the sale of property and equipment and equipment on operating leases.  IKON believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments.

Adjusted EPS as used in this presentation, excludes the restructuring charge incurred in the first quarter of fiscal 2008. IKON believes this measure provides investors with a useful indication of the performance of IKON’s ongoing operations and financial position.

The reader is encouraged to evaluate these non-GAAP financial measures and the reasons IKON considers them useful for supplemental analysis.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)
	Three Months Ended December 31,
	2007	2006
Revenues
Equipment	$392,643	$416,237
Customer service and supplies	350,221	345,970
Managed and professional services	205,875	192,243
Rental and fees	30,963	35,408
Other	18,353	18,026

	998,055	1,007,884

Cost of Revenues
Equipment	290,944	312,384
Customer service and supplies	198,090	194,230
Managed and professional services	149,154	142,252
Rental and fees	7,698	9,909
Other	12,274	11,997

	658,160	670,772

Gross Profit
Equipment	101,699	103,853
Customer service and supplies	152,131	151,740
Managed and professional services	56,721	49,991
Rental and fees	23,265	25,499
Other	6,079	6,029

	339,895	337,112
Selling and administrative	295,429	288,137
Restructuring charge	6,683	—

Operating income	37,783	48,975
Interest income	2,401	3,360
Interest expense	13,236	12,452

Income before taxes on income	26,948	39,883
Taxes on income	11,975	12,546

Net income	$14,973	$27,337

Basic Earnings Per Common Share	$0.13	$0.21

Diluted Earnings Per Common Share	$0.13	$0.21

Cash dividends per common share	$0.04	$0.04

Operational Analysis:
Gross profit %, equipment	25.9%	25.0%
Gross profit %, customer service and supplies	43.4%	43.9%
Gross profit %, managed and professional services	27.6%	26.0%
Gross profit %, rental and fees	75.1%	72.0%
Gross profit %, other	33.1%	33.4%
Total gross profit %	34.1%	33.4%
Selling and administrative as a % of revenue	29.6%	28.6%
Operating income as a % of revenue	3.8%	4.9%

IKON OFFICE SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)
	December 31,	September	30,
	2007	2007
Assets
Cash and cash equivalents	$142,446	$349,237
Accounts receivable, net	553,913	552,716
Lease receivables, net	81,604	84,207
Inventories	357,329	287,503
Prepaid expenses and other current assets	33,502	35,085
Deferred taxes	51,729	48,167

Total current assets	1,220,523	1,356,915

Long-term lease receivables, net	249,283	251,776
Equipment on operating leases, net	64,801	72,052
Property and equipment, net	153,775	154,218
Deferred taxes	35,806	18,144
Goodwill	1,326,564	1,333,249
Other assets	91,965	84,354

Total Assets	$3,142,717	$3,270,708

Liabilities
Current portion of corporate debt	$20,482	$16,798
Current portion of non-corporate debt	49,508	51,077
Trade accounts payable	307,438	263,657
Accrued salaries, wages and commissions	71,756	93,052
Deferred revenues	103,169	109,796
Taxes payable	5,379	15,240
Other accrued expenses	125,495	129,323

Total current liabilities	683,227	678,943
Long-term corporate debt	725,144	576,199
Long-term non-corporate debt	178,582	181,334
Other long-term liabilities	164,954	128,211
Total Shareholders’ Equity	1,390,810	1,706,021

Total Liabilities and Shareholders’ Equity	$3,142,717	$3,270,708

IKON Office Solutions, Inc.
Consolidated Statements of Cash Flows	Three Months Ended December 31
(in thousands and unaudited)	2007	2006
Cash Flows from Operating Activities
Net income	$14,973	$27,337
Additions (deductions) to reconcile net income to net cash used in operating activities:
Depreciation	18,372	17,143
Amortization	252	59
Other non-cash items	354	458
Loss on disposal of property and equipment	68	151
Provision for losses on accounts receivable	2,665	1,782
Restructuring charge	6,683	—
Provision for deferred income taxes	(335)	(4,282)
Stock-based compensation expense	3,139	2,848
Excess tax benefits from stock-based payments arrangements	(141)	(788)
Pension expense	1,058	524
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(3,657)	29,482
Increase in inventories	(70,798)	(51,051)
Decrease in prepaid expenses and other current assets	2,661	2,995
Increase in accounts payable	41,675	15,235
Decrease in deferred revenue	(6,719)	(7,580)
Decrease in accrued expenses	(33,573)	(55,302)
Contributions to pension plans	(1,102)	(801)
Increase in taxes payable	8,718	13,674
Other	—	(324)

Net cash used in operating activities	(15,707)	(8,440)

Cash Flows from Investing Activities
Expenditures for property and equipment	(9,908)	(4,837)
Expenditures for equipment on operating leases	(3,658)	(7,345)
Proceeds from the sale of property and equipment and equipment on operating leases	3,294	2,732
Proceeds from the sale of lease receivables	52,325	53,481
Lease receivables — additions	(82,696)	(80,925)
Lease receivables — collections	28,011	24,597
Proceeds from life insurance	921	2,227
Other	(1,620)	76

Net cash used in investing activities	(13,331)	(9,994)

Cash Flows from Financing Activities
Short-term corporate debt borrowings (repayments), net	-	1
Repayment of other borrowings	(5,780)	(27)
Debt issuance costs	(2,506)	—
Corporate — debt issuances	151,780	-
Corporate — debt repayments	(1,278)	(218)
Non-corporate debt — issuances	-	4,220
Non-corporate debt — repayments	-	(7,139)
Dividends paid	(4,641)	(5,092)
Proceeds from stock option exercises	1,350	10,283
Excess tax benefits from stock-based payments arrangements	141	788
Purchase of treasury shares	(315,804)	(34,091)

Net cash used in financing activities	(176,738)	(31,275)

Effect of exchange rate changes on cash and cash equivalents	(1,015)	1,284

Net decrease in cash and cash equivalents	$(206,791)	$(48,425)
Cash and cash equivalents at beginning of year	349,237	414,239

Cash and cash equivalents at end of period	$142,446	$365,814

Non-cash investing and financing activities:
Assets acquired under capital leases	$1,874	$2,242

IKON Office Solutions, Inc.
Reconciliation of Reported to Adjusted Earnings per Diluted Share
For the quarterly period ended December 31, 2007
(in millions, except per share data)
	GAAP	Adj.				Non-GAAP

Revenue	$998	$				$998
Gross profit	340					340
Selling & adminstrative expense	295					295
Restructuring charge	7		(7)	(a)		-
Operating Income	38		(7)			44

Interest expense, net	11					11
Taxes on income	12		3		(b)	15
Net income	15		(4)			19

Diluted EPS	$0.13		$(0.04)			$0.17

(a) Restructuring charge
(b) Tax impact from restructuring charge
Note: May not add due to rounding